As filed with the Securities and Exchange Commission on April 9, 1999.
                    Registration No. 333-

                        SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                     FORM S-3
                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933

                           BRADLEY PHARMACEUTICALS, INC.
             (exact name of registrant as specified in its charter)

      Delaware                     2834                 22-2581418
  (State or other      (Primary Standard Industrial   (I.R.S. Employer
  jurisdiction of      Classification Code Number)    Identification No.)
  incorporation
  or organization)

                               383 Route 46 West
                          Fairfield, New Jersey 07004
                                (973) 882-1505
       (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                               DANIEL GLASSMAN
                            Chairman of the Board
                         Bradley Pharmaceuticals, Inc.
                              383 Route 46 West
                          Fairfield, New Jersey 07004
                               (973) 882-1505
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                           W. RAYMOND FELTON, ESQ.
             Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP
                          Metro Corporate Campus I
                            Post Office Box 5600
                        Woodbridge, New Jersey 07095
                                (732) 549-5600

            Approximate date of commencement of proposed sale to the public:
   As soon as practicable  after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. __

         If any of the securities being registered on this Form are to be offered on a delay or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. x


                      CALCULATION OF REGISTRATION FEE






                                             Proposed   Proposed
                                             Maximum    Maximum
                                 Amount      Offering   Aggregate  Amount of
Title of each Class of           to be       Price per  Offering   Registration
Securities to be Registered      Registered1 Share2     Price2     Fee

Class A Common Stock,            2,270,000   $1.1875    $2,695,625 $749.38
    par value $.01 per share



--------------------------
                  1 Includes an indeterminate number of shares of Common Stock issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act of 1933, as amended.

                  2Estimated pursuant to Rule 457 based upon the closing price of the Common Stock on April 5, 1999 as reported on The Nasdaq Stock Market(TM) solely for the purpose of computing the registration fee.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL 9, 1999



                                   PROSPECTUS

                                2,270,000 SHARES

                          BRADLEY PHARMACEUTICALS, INC.

                                  COMMON STOCK



     This Prospectus relates to an aggregate of 2,270,000 shares of common stock of Bradley Pharmaceuticals, Inc., a Delaware corporation, which may be offered and sold hereby from time to time by certain selling shareholders. We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We will bear the expenses of this offering except for brokerage commissions and selling expenses, which the Selling Shareholders will pay. See "Selling Shareholders" and "Plan of Distribution."

     Our common stock is quoted on the Nasdaq Stock Market(TM) under the symbol "BPRX." On April 5, 1999, the closing price for the Common Stock was $1.1875 as reported by Nasdaq. You are advised that an investment in the shares is speculative and only those purchasers who can afford to lose their entire investment should purchase shares.

     SEE " RISK FACTORS" BEGINNING ON PAGE 5 FOR FACTORS TO BE CONSIDERED IN CONNECTION WITH PURCHASING SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.












                   The date of this Prospectus is April   , 1999.

     No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, you may not rely on such information or representation as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Shares to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and we therefore file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois 60601 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Our Common Stock is quoted on Nasdaq, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. Such material may also be accessed electronically by means of the Securities and Exchange Commission's home page on the Internet (http://www.sec.gov).

     We have filed with the Commission a registration statement on Form S-3 with respect to the shares being offered hereby. You may obtain copies of the Registration Statement from the Commission at the addresses in the previous paragraph. This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits. We refer you to the registration statement for further information about us and the shares. While we believe this Prospectus provides the material information regarding the contracts and documents described herein, the statements contained in this Prospectus as to the contents of any contract or any other documents are not necessarily complete and, in each such instance, you should refer to the copy of such contract or document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-15810) is hereby incorporated by reference in this Prospectus, except as otherwise superseded or modified herein:

     The Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1998.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     We will furnish without charge to each person including any beneficial owner, to whom this Prospectus is delivered, upon his written or oral request, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to:

                          BRADLEY PHARMACEUTICALS, INC.
                                383 Route 46 West
                           Fairfield, New Jersey 07004
                Attention: Daniel Glassman, Chairman of the Board
                                 (973) 883-1505

                               PROSPECTUS SUMMARY

                                   The Company


     The following summary contains basic information about Bradley Pharmaceuticals, Inc. and its subsidiaries, and this offering. It may not contain all the information that may be important to you. You should read this entire Prospectus, the documents incorporated by reference, including the financial data and related notes, and the documents to which we have referred you before making an investment decision. The references to "we," "us" and "our" mean Bradley Pharmaceuticals, Inc. and its subsidiaries, except where it is clear the context indicates otherwise.

     We market over-the-counter and prescription pharmaceutical and health related products. Our product line currently includes dermatological brands (marketed by our wholly-owned subsidiary, Doak Dermatologics, Inc.) and nutritional respiratory, personal hygiene and internal medicine brands (marketed by our Kenwood Laboratories division). All of our product lines are manufactured and supplied by independent contractors under our quality control standards and marketed primarily to wholesalers. The wholesalers, in turn, distribute our products to retail outlets and healthcare institutions throughout the United States and to distributors in selected international markets.

     Our growth strategy has been to make acquisitions of established products from major pharmaceutical organizations that we believe require intensified marketing and promotional attention. We believe that significant growth opportunities exist in this market niche as a result of the divestiture by major pharmaceutical companies of certain established product lines that have become less profitable in relation to their other products. As a result, we have acquired, and intend to continue to acquire, rights to manufacture and market pharmaceutical and health related products which are effective and for which a demonstrated market exists, but which are not actively promoted and where the surrounding competitive environment does not necessarily include major pharmaceutical companies.

     Our ability to make further product acquisitions will depend, among other things, on the availability of appropriate acquisition opportunities, the ability to obtain appropriate financing and its ability to consummate acquisitions on favorable terms. Because there can be no assurance that we will be able to consummate in a timely way attractive acquisitions on favorable terms, we have and will also continue to focus on developing and extending our existing acquired product lines.

     Our most significant acquisition to date was in December 1993, when we purchased the DECONAMINE(R) cold/flu/allergy product line from Berlex Laboratories, Inc., a subsidiary of Schering AG. In satisfaction of all outstanding obligations then owed to Berlex in 1997 (approximately $2,500,000 in the aggregate), and in consideration of Berlex's release of its lien covering our accounts receivable, we (i) paid to Berlex $1,150,000 in cash, plus accrued interest, (ii) issued to Berlex 450,000 shares of our Class A Common Stock (which, when added with the other shares of Class A Common Stock previously issued to Berlex, at the time of issuance, amounted to approximately 19% of our outstanding Class A Common Stock), and (iii) agreed to issue Berlex, when permissible in accordance with applicable state corporate law, warrants entitling Berlex to purchase, under certain conditions, up to an additional 750,000 shares of Class A Common Stock at an exercise price of $1.25 per share. These warrants are subject to certain anti-dilution provisions and expire two years after issuance, subject to extension under certain conditions.

     We were incorporated in New Jersey in January 1985 and subsequently reincorporated in Delaware in July 1998. Our principal executive offices are located at 383 Route 46 West, Fairfield, New Jersey 07004, telephone number
(973) 882-1505.




                                  RISK FACTORS


     Before you invest in the shares you should be aware that the value of the shares in the secondary market is subject to various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this Prospectus before you decide to purchase the shares.

     This Prospectus includes forward-looking statements. All statements other than statements of historical facts included in this Prospectus, including certain statements under the "Prospectus Summary", may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ from our expectations are disclosed below. These risks and uncertainties include those relating to regulatory action, capital requirements and competing products are described in the following section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     1. Dependence on DECONAMINE(R) Product Line Sales; Uncertainty Regarding Future Marketing of DECONAMINE(R). For the fiscal years ended December 31, 1997 and 1998, sales of our DECONAMINE(R) product line accounted for approximately 45% and 37%, respectively, of our net sales. As such, our operations can be deemed to be dependent on our ability to market and sell the DECONAMINE(R)
product  line.  We  cannot  assure  you,  however,   that  we  can  continue  to
successfully   promote  and  market  its   DECONAMINE(R)   product   line.

     All over-the-counter cough/cold products are regulated by the United States Food and Drug Administration pursuant to monographs which specify permissible active ingredients, labeling and indications. The FDA regulations also establish when specific drug products, such as the DECONAMINE(R) line of products, change from prescription to over-the-counter status (i.e., a status not requiring a prescription for the product purchase). Our DECONAMINE(R) product line, which currently has prescription status, falls under these monographs. Once a final monograph is issued by the FDA with respect to a product, the product historically can remain as a prescription product for up to one additional year. We anticipate that final monographs for our DECONAMINE(R) product line, thereby converting the product line from prescription status to over-the-counter status, are expected to be issued by the FDA at some time in the future. We currently intend to continue to market and distribute our DECONAMINE(R) line of products as prescription products for as long as we may lawfully continue to do so. We are exploring our marketing and distribution strategy relating to the DECONAMINE(R) product line after final monographs covering these products are issued. We cannot currently predict how our operations and financial condition will be affected, or whether we will have resources sufficient to aggressively market the DECONAMINE(R) line of products, if and when, this product line is converted from prescription status to over-the-counter status.

     Further, our DECONAMINE(R) SR product requires us to file an Abbreviated New Drug Application (an "ANDA") with the FDA to comply with the regulation that all controlled release products, like DECONAMINE(R) SR, be the subject of an ANDA. The cost of this ANDA is approximately $900,000. We entered into an agreement with Phoenix International to perform the clinical studies required for the issuance of the ANDA. As of the date of this Prospectus, we have had paid approximately $350,000 with respect to this project. This project is being further deferred until regulatory and competitive circumstances warrant completion and submission to the FDA. Completion of this research and development project is subject, however, to our either generating sufficient cash flow from operations to fund the same or obtaining requisite financing from outside sources, of which there can be no assurance. Therefore, we cannot at this time reasonably anticipate the timing of the expenditure of funds for these purposes. If we are unable to further develop and/or file the necessary ANDA for DECONAMINE(R) SR , it would have a material adverse effect on our business.

     2. Reliance on Manufacturers and Suppliers. Currently, we do not own or operate any manufacturing or production facilities. Rather, our products are manufactured and supplied by independent companies, many of which also manufacture and supply products for some of our competitors. All of our products, including the DECONAMINE(R) line of products, continue to be manufactured and supplied by independent companies. We do not generally have any licensing or other supply agreements with manufacturers or suppliers for our products and are currently dependent upon a limited number of potential suppliers. Any of these suppliers could terminate their relationship with us at any time. From time to time we have experienced delays in shipments from some of our vendors. Although we believe we can obtain replacement manufacturing arrangements, the absence of such agreements with our present suppliers may, in certain instances, have an adverse effect upon our sales and marketing efforts. To date, we have not encountered any problems, or experienced delays, in locating alternative manufacturers and suppliers. Further, all of our pharmaceutical suppliers must be authorized under FDA regulations or specific approvals and must manufacture our products in authorized facilities pursuant to federally regulated current good manufacturing practices ("CGMP'S"). There can be no assurance that in the event we were to experience difficulties with our present manufacturers or suppliers, we would not experience delays in obtaining products which could materially adversely affect our operations.

     3. Pharmaceutical Company. Like all pharmaceutical companies, we are subject to extensive federal and state regulations, and we cannot predict the extent to which we may be affected in the future by legislative and other regulatory developments concerning our products. In the United States, drug products we sell are subject to regulation by the FDA, principally under the Federal Food, Drug and Cosmetic Act, as well as by other federal and state agencies. The FDA regulates all aspects of the testing, manufacture, safety, labeling, storage, record keeping, advertising and promotion of all drugs, including the monitoring of compliance with CGMP'S. Non-compliance with applicable requirements can result in fines and other sanctions, including the initiation of product seizures, injunction actions and criminal prosecutions based on practices that violate statutory requirements. In addition, administrative remedies can involve voluntary recall of products, as well as the withdrawal of approval of products in accordance with due process procedures. Similar regulations exist in most foreign countries in which our products are distributed or sold. Any restriction or prohibition of our sales of products could also materially and adversely affect our business.

     4. Industry Consolidation Among Wholesaler and Chain Store Distributors. The pharmaceutical distribution industry has recently experienced a significant consolidation among wholesalers and chain stores. As a consequence, channels for wholesale and retail pharmaceutical distribution are less abundant than historically available. As a consequence, we are dependent on a fewer number of distributors to distribute our products and our ability to negotiate price terms with such distributors has been eroded. While we believe that this consolidation among distributors will ultimately reduce our distribution costs, our inability to aggressively negotiate price terms with them, over the long term, could inhibit our efforts to achieve targeted profit margins. Notwithstanding our ability to by-pass the wholesale distribution network by distributing our products to end-users directly, there can be no assurance that the continued or future consolidation among pharmaceutical distributors will not materially adversely affect our operations or financial condition.

     5. Expansion Risks; Capital Requirements; Pledge of Substantially All Assets. Our principal strategy is to continue to expand our business through the acquisition of businesses and new products, as well as product line extensions, and increased marketing, distribution, manufacturing and assembling activities. We seek products that we believe can be profitable under our management and which there are no adverse FDA rulings. To date, none of our products have been subject to any adverse FDA ruling and we have no reason to believe that any of our current products will become the subject of any adverse FDA ruling. There is no guarantee that sales of newly acquired products will be profitable to us or that such products will meet anticipated sales levels. Moreover, while we anticipate making future acquisitions in accordance with our strategic plan, no assurance can be given that we will consummate any future acquisitions or that we will be able to achieve the same rates of return and historical sales levels of any product acquired. In addition, expansion of our marketing and distribution activities will require us to attract and retain additional qualified personnel. Although, to date, we have attracted and retained qualified personnel, there is no assurance that we will be able to continue to recruit or retain personnel of the requisite caliber or in adequate numbers to enable us to implement our business strategy. Moreover, no assurance can be given that we will be able to successfully integrate any newly acquired product or business into our operations. The failure to do so could have a material adverse effect on our financial condition and operations.

     On April 7, 1999, we entered into a loan agreement with LaSalle Business Credit, Inc. ("LaSalle") that is comprised of a $5 million revolving asset-based credit facility and a $2.5 million acquisition note for future product acquisitions. In order to close this new loan agreement with LaSalle, we had to pay in full the outstanding loan balance and early termination penalties to The CIT Group/Credit Finance, Inc. of approximately $1.6 million using a portion of the availability from the new revolving credit facility. Advances under this new revoling credit facility are calculated pursuant to a formula which is based on our then "eligible" accounts receivable and inventory levels. Advances under the $2.5 million acquisition note are pursuant to having a potential acquisition and LaSalle's final approval. This new loan agreement has an initial term of three years, requires an annual facility fee, and is subject to an unused credit line percentage fee. Interest accrues on amounts outstanding under this new loan agreement at the rate equal to the prime rate of interest, from time to time, announced by LaSalle National Bank plus 1% for the revolving credit facility and plus 2% for the amount outstanding for the acquisition note. Our obligations under this new loan agreement have been collateralized by our grant to LaSalle of a lien upon, and the pledge of a security interest in, all of our inventory, accounts receivable, intangible assets and other assets. This new loan agreement contains certain covenants and restrictions.

     Our expansion strategy presupposes our ability to finance new product acquisitions from the new acquisition note, existing working capital, positive cash flow from operations and/or new borrowings. While we are not currently prohibited from other borrowings of money, our ability to grant liens upon, and security interests in, our assets is restricted by the terms of our current Loan Agreement with LaSalle, in whose favor we have granted a security interest in substantially all of our assets. The existence of the encumbrances covering our assets granted in favor of LaSalle could adversely affect our ability to secure new asset-based borrowings if necessary. Accordingly, there can be no assurance that we will be able to borrow, on commercially reasonable terms or otherwise, new funds in the future, if necessary to finance further acquisitions or support operations.

     6. Competition. The business of distributing pharmaceutical and health related products is highly competitive. We compete primarily against established pharmaceutical and consumer product companies which currently market products that are equivalent or functionally similar to those we market. We focus our marketing efforts on products, the major competition for which are products sold by companies other than major firms in the pharmaceutical industry. We seek to compete based on targeted marketing and promotional programs and lower prices and better service. There can be no assurance that we will be successful in this regard. Moreover, there can be no assurance that major pharmaceutical companies will not develop and market new and innovative products competitive with any of our products. Further, since most of our products are not protected by patents, products similar in composition and intended use could be manufactured and distributed by our competitors. Most of our competitors possess substantially greater financial, technical and other resources than we do.

     7. Product Liability. Pharmaceutical and health related products, such as those we market, may carry certain health risks. Consequently, we may be exposed to potential product liability claims by consumers. We maintain a product liability insurance policy providing direct coverage in the aggregate amount of $3,000,000 and we are an additional insured under our manufacturers' policies. Our present insurance may not be adequate in the event of an adverse judgment against us. In the event that any product liability claim is not fully funded by insurance, or if we are unable to recover damages from the manufacturer of a product that may have caused such injury, we will be required to pay such claims from our own funds. Any such payment could have a material adverse affect on our financial condition. In addition, there is no assurance that we will be able to maintain our liability insurance in effect in the future at reasonable premium rates, if at all.

     8. Government Regulation. Our products are subject to rigorous regulation by the FDA and by state authorities, primarily under the Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder (along with comparable state laws). These laws regulate the manufacture, shipping, storage and sale of such products, including CGMP'S, and the storage and use of samples. The FDA, Federal Trade Commission and state authorities also regulate the advertising of prescription and over-the-counter products. We have received assurance from our suppliers that all of the products meet the applicable regulatory standards in all substantial respects. There is, however, no assurance that our current or future suppliers will meet all applicable standards. A failure to meet such standards could substantially adversely impact our business. Adverse governmental enforcement efforts or future adverse regulatory changes could also result in a cessation of sales of a product, in penalties, in adverse publicity and/or recalls or in criminal sanctions.

     Certain of our pharmaceutical products are sold over-the-counter. These products are subject to FDA regulations known as monographs, which specify, among other things, permissible active ingredients, labeling and indications. Future FDA enforcement or regulatory decisions or changes to monographs may hamper our marketing efforts at considerable cost to us or render our products unlawful for commercial sale, causing us to withdraw our products from the marketplace or spend substantial funds reformulating the products.

     9. Government Price Controls. U.S. Federal and state governments continue to seek means to reduce costs of Medicare and Medicaid programs, including placement of restrictions on reimbursement for, or access to, certain drug products. Major changes were made in the Medicaid program under the Omnibus Budget Reconciliation Act of 1990. As a result, we entered into a Medicaid Rebate Agreement with the U.S. Government. Pursuant to the Rebate Agreement, in order for federal reimbursement to be available for prescription drugs under state Medicaid plans, we must pay certain statutorily prescribed rebates on Medicaid purchases. In most other developed markets in which our products are marketed and sold, governments exert controls over pharmaceutical prices either directly or indirectly or by controlling admission to, or levels for, reimbursement by government health programs. The nature of such controls and their effect on the pharmaceutical industry varies greatly from country to country. The statutes and regulations that govern our business and activities are subject to change, and current political and public interest in pharmaceutical products may lead to changes in federal and state law may affect us and the way we do business. We cannot anticipate what effect, if any, such legislation may have on our operations.

     10. Chargebacks and Rebates. Chargebacks and rebates are the difference between the prices at which we sell our products (principally DECONAMINE(R)SR) to wholesalers and the sales price ultimately paid by the end-user (often governmental agencies and managed care buying groups) pursuant to fixed price contracts. We record an estimate of the amount either to be charged back to us or rebated to the end- user at the time of sale to the wholesaler. Over recent years, the managed care system of chargebacks and rebates gained greater acceptance by the pharmaceutical industry in general. Managed care organizations increasingly began using these sales price adjustments (chargebacks and rebates) as a method to reduce overall costs in drug procurement. Levels of chargebacks and rebates have increased momentum and have caused a greater need for more sophisticated tracking and data gathering to confirm sales at contract prices to end-users with respect to related sales to wholesalers. We have implemented new procedures, systems and policies which we believe more closely monitor the managed care and government sales areas of our business. We record an accrual for chargebacks and rebates based upon factors including current contract prices, historical chargeback rates and actual chargebacks claimed. The amount of actual chargebacks claimed could, however, differ (either higher or lower) in the near term from the amounts we accrue and could materially impact our financial condition.

     11. Control by Insiders. The beneficial holdings of our executive officers and directors include 1,654,178 shares of Class A Common Stock and 407,821 shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), which Class B Common Stock possesses five votes per share (other than with respect to the election of directors). At all times while there are at least 325,000 shares of Class B Common Stock issued and outstanding, holders of the Class B Common Stock, voting as a separate class, have the right to elect a majority of our Board of Directors. Accordingly, our executive officers and directors currently have the ability, and it is anticipated that in the future they will continue to have the ability, to elect a majority of directors and thereby otherwise authorize certain corporate transactions without concurrence of our "outside" public stockholders.

     12. Dependence on Key Personnel. Our day to day operations are managed by our President, Chief Executive Officer and Chairman, Daniel Glassman. Mr. Glassman does not currently have an employment agreement with us. The loss of the services of Mr. Glassman would materially adversely affect the conduct of our business.

     13. Outstanding Warrants and Options; Shares Eligible for Future Sale. There are currently outstanding a substantial number of options and warrants entitling the holders thereof to purchase shares of Class A Common Stock. In addition, the holders of shares of Class B Common Stock have the unilateral right, exercisable at any time, to convert their shares of Class B Common Stock into shares of Class A Common Stock. If all outstanding warrants and options were exercised and all shares of Class B Common Stock converted into shares of Class A Common Stock, approximately an additional 2,559,000 shares of Class A Common Stock would be required to be issued and be outstanding. The sale, or availability for sale, of such substantial amounts of additional shares of Class A Common Stock in the public marketplace could adversely affect the prevailing market price of our securities and otherwise impair our ability to raise additional capital through the sale of its equity securities.

     14. Dividends Prohibited and Otherwise Unlikely. Our credit facility with LaSalle currently prohibits us from paying any cash dividends at any time while amounts remain outstanding under the LaSalle credit facility. Moreover, and without giving effect to the terms of the LaSalle credit facility, we currently do not intend to declare or pay cash dividends in the foreseeable future. Earnings, if any, are expected to be retained to finance and used to invest in our business.

     15. Year 2000 Risks. As has been widely reported, many computer systems process dates based on two digits for the year of transaction and may be unable to process dates in the year 2000 and beyond. There are many risks associated with the year 2000 compliance issue, including but not limited to the possible failure of our systems and hardware with embedded applications. Any such failure could result in (i) our inability to source inventory; (ii) the malfunctioning of our service processes, (iii) our inability to properly bill and collect payments from out customers and/or (iv) errors or omissions in accounting and financial data, any of which could have a material adverse effect on our results of operations and financial condition. In addition, there can be no guarantee that the systems of other companies, including our vendors, utilities and customers, will be converted in a timely manner, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have a material adverse effect on us. We have not yet developed any contingency plans.

     16. Anti-takeover Provisions; Class B Common Stock; Authorization of Preferred Stock. Our charter authorizes us to issue of up to 2,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. The authorization of such preferred stock empowers the Board of Directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of issuance, such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control. To date, no shares of preferred stock have been issued. In addition, we are and will continue to be, subject to the anti-takeover provisions of the Delaware Corporation Law, which could have the effect of delaying or preventing a change of control.

     Our charter also provides that at all times while there are at least 325,000 shares of Class B Common Stock issued and outstanding, the holders of such shares of Class B Common Stock shall have the right, voting as a separate class, to elect a majority of the Board of Directors of the Company. As of the date of this Prospectus, 431,552 shares of Class B Common Stock are issued and outstanding, 316,736 shares of which are beneficially owned by Daniel Glassman, our President, Chief Executive Officer and Chairman of the Board. As such, Mr. Glassman may be deemed to effectively control us and the existence of these shares of Class B Common Stock could have the effect of preventing a change of control.

     17. Fluctuations in Stock Price. Stock prices of emerging growth pharmaceutical and micro-cap companies such as ours are subject to significant fluctuations. The stock price may be affected by a variety of factors that could cause the price of our common stock to fluctuate, perhaps, substantially, including: announcements of developments related to our business; quarterly fluctuations in our actual or anticipated operating results; general conditions in the pharmaceutical and health care industries; new products or product enhancements by us or our competitors; developments in patents or other intellectual property rights and litigation; and developments in our relationships with our customers and suppliers. In addition, in recent years the stock market in general and the market for shares for small capitalization and emerging growth pharmaceutical companies in particular, have experienced extreme price fluctuations which may or may not have been related to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of our common stock. There can be no assurance that the market price of the common stock of the Company will not decline.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling shareholders.



                              SELLING SHAREHOLDERS


     The shares are being registered pursuant to registration rights obligations we have to Berlex Laboratories, Inc. and Stern, Stewart & Co., Inc. Other than the shares offered hereby, neither of the selling shareholders holds more than one (1%) percent or more of our common stock nor have the selling shareholders ever held any position or office with us. The shares held by the selling shareholders are being registered due to contractual arrangements between us and such holders. We have been advised that the selling shareholders intend to sell the shares at unspecified times on a delayed or continuous basis depending upon, among other things, favorable market conditions.

     The following table sets forth certain information with respect to the beneficial ownership of the Shares by the Selling Shareholders:


                            Beneficial                          Beneficial
                            Ownership           Number of       Ownership
                            of Shares of        Shares of       of Shares of
Name of Selling             Common Stock        Common Stock    Common Stock
   Shareholder              Prior to Offering   to be Offered   After Offering
---------------             -----------------   -------------   --------------

Berlex Laboratories, Inc.     2,200,000(1)       2,200,000(1)         0

Stern, Stewart & Co., Inc.       70,000             70,000(2)         0

--------------------------

1.  Includes  warrants  to  acquire  750,000  shares  for  $1.25 per  share.
2.  Represents shares issuable upon exercise of warrants at $3.12 per share.



                              PLAN OF DISTRIBUTION

     The selling shareholders have advised us that there are presently no underwriting arrangements with respect to the sale of the shares; however, such arrangements may exist in the future. The selling shareholders, or their pledges, donees transfers or other successors in interest, may choose to sell all or a portion of the shares from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or at negotiated prices.

     The shares may also be sold by one or more of the following methods, without limitation: (a) block trades in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker and dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchases; (d) "at the market" to or through market makers and into an existing market for the shares; (e) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (f) through transactions in options, swaps or other derivatives (including transactions with broker-dealers or other financial institutions that require the delivery by such broker-dealers or institutions of the shares, which shares may be resold thereafter pursuant to this Prospectus); or (g) any combination of the foregoing, or by any other legally available means. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales.

     Notwithstanding the foregoing, we entered into an agreement with Berlex pursuant to which Berlex has agreed that prior to it offering for sale, transfer or assignment any of the shares in a private sale (which shall be deemed to exclude sales pursuant to Rule 144 under the Securities Act) either through a sale on Nasdaq or on a national securities exchange (an "Open Market Sale") or a sale at which the price per share is determined or to be determined by an agreement, written or otherwise, between Berlex and the prospective buyer of such shares, not on Nasdaq or on a national securities exchange (an "Agreed Upon Sale"), (the shares to be offered for sale by Berlex are herein referred to as the "Offered Shares"), Berlex shall provide us with the opportunity to purchase the Offered Shares at the Sales Price (as defined below). We may exercise such opportunity by making payment of cash to Berlex within five business days from our receipt of the Sales Notice (as defined below) provided that we must, at Berlex' request, provide prior to such payment evidence reasonably satisfactory to Berlex that (A) the purchase of such Offered Shares by us will not constitute a purchase in violation of applicable corporate or other applicable law and (B) there will not occur within 91 days after the date of such payment certain events of insolvency or bankruptcy. In the event Berlex makes such a request, such five business day period shall be extended by such time as is reasonably required for us to comply with (A) and (B) above (but in no event more than two additional business days). If we fail to pay for the Offered Shares within five business days (as the same may be extended) of our receipt of the Sales Notice, Berlex may sell such Offered Shares during the next 30 days, in the case of an Agreed Upon Sale, or 90 days in the case of an Open Market Sale, free of our right whatsoever to purchase the Offered Shares; provided however, that the sale of the Offered Shares shall, on an Open Market Sale, be made on Nasdaq or on a national securities exchange and in the event of an Agreed Upon Sale be made at the price not less than the Offer Price (as defined below). In the event Berlex does not sell the Offered Shares within such 30 or 90 day period, the above-described rights continue to apply to any proposed private sale by Berlex of the Shares as if no Sales Notice had been given. For purposes hereof, "Sales Price" means (i) in the case of an Open Market, the price per share which is equal to the average of the bid and asked price published in the Wall Street Journal on the business day before the Sales Notice is sent by Berlex to us (or if there is no bid and asked price on such business day, on the most recent day on which a bid and asked price had been published in the Wall Street Journal) or
(ii) in the case of an Agreed Upon Sale, the price per share at which the Selling Stockholder proposes to sell the Offered Shares (the "Offered Price").



                                INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Act and will be governed by the final adjudication of such issue.


                                  LEGAL MATTERS

     The legality of the Shares offered by this Prospectus has been passed upon by Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, Woodbridge, New Jersey.


                                     EXPERTS

     The financial statements incorporated by reference in this Prospectus have been audited by Grant Thornton, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein in reliance upon such report given upon the authority of said firms as experts in auditing and accounting.


No   dealer,   salesperson   or  other   person  has  been
authorized  to  give  any   information  or  to  make  any       2,270,000  Shares of Common Stock
representations   in   connection   with   this   offering
other  than  those   contained  in  this  Prospectus  and,
if given  or made,  such  information  or  representations
must not be relied upon as having been  authorized  by the
Company.   This   Prospectus   does  not   constitute   an
offer  to sell or a  solicitation  of an  offer  to buy by
anyone  in  any   jurisdiction  in  which  such  offer  or
solicitation   is  not   authorized,   or  in  which   the
person   making   such  offer  or   solicitation   is  not                          BRADLEY
qualified  to do  so,  or to  any  person  to  whom  it is                   PHARMACEUTICALS, INC.
unlawful  to make  such  offer  or  solicitation.  Neither
the  delivery  of  this   Prospectus  nor  any  sale  made
hereunder  shall,  under  any  circumstances,   create  an
implication  there has not been any change in the  affairs
of the  Company  since the date hereof.

                    TABLE OF CONTENTS
                                                                                  PROSPECTUS
                                                Page
                                                ----
Available Information                             2
Incorporation of Certain
  Information by Reference                        3
Prospectus Summary                                4
Risk Factors                                      5
Use of Proceeds                                  11
Selling Shareholders                             12
Plan of Distribution                             12
Indemnification                                  14
Legal Matters                                    14                              APRIL , 1999
Experts                                          14


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

The registrant estimates expenses in connection with the offering described in this Registration Statement will be as follows:

Item                                                                Amount

Securities and Exchange Commission Registration Fee               $  749.38
Printing and Engraving Expenses                                      500.00
Accountants' Fees and Expenses                                     4,000.00
Legal Fees and Expenses                                            4,000.00
NASDAQ Listing Fees                                                    -
Placement Agent's Fees and Expenses                                    -
Miscellaneous                                                        750.62
                                                                  ---------

              Total                                              $10,000.00
                                                                 ----------
                                                                 ----------


Item 15.  Indemnification of Directors and Officers.

     The description set forth under the caption "Indemnification of Directors and Officers" in the Company's Registration Statement on Form SB-2, filed October 15, 1997, No. 33-37935, is incorporated herein by reference.

Item 16.          Exhibits.

Exhibit
Numbers    Description of Documents

3.1 Certificate of Incorporation of the Company, as amended (Incorporated by reference from the Company's Proxy Statement for the 1998 Annual Meeting)

3.2 By-laws of the Registrant, as amended (Incorporated by reference from the Company's Proxy Statement for the 1998 Annual Meeting)

4.1 Placement Agent's Unit Purchase Option (Incorporated by reference from the Company's Proxy Statement for the 1998 Annual Meeting)

10.1       1990 Stock Option Plan, as amended (Incorporated by reference to
           Exhibit 10.1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

10.2 Form of 11% Subordinated Note dated June 14, 1990 (Incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1, Registration No. 33-36120)

10.3 Asset Purchase Agreement between the Company and Hoechst Roussel Pharmaceuticals Incorporated (Incorporated by reference to Exhibit
           10.10 to the Company's Registration Statement on Form S-1, Registration No. 33-36120)

10.4 Asset Purchase Agreement dated December 15, 1992 between the Company, Upsher Smith and Kenneth Evenstad (Incorporated by reference to
           Exhibit 10.1 to the Company's Current Report on Form 8-K for an event dated December 15, 1992)

10.5 Manufacturing Agreement dated December 15, 1992 between the Company, Upsher Smith and Kenneth Evenstad (Incorporated by reference to
           Exhibit 10.2 to the Company's Current Report on Form 8-K for an event dated December 15, 1992)

10.6 Asset Purchase Agreement dated March 30, 1993 between the Company and Tsumura Medical Inc. (Incorporated by Reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 1992

10.7 Trademark Security Agreement dated March 30, 1993 between the Company and Tsumura International Inc. (Incorporated by reference to Exhibit
           10.10 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993

10.8 Purchase Agreement dated November 10, 1993 between Berlex and the Company, as amended by Amendments Numbers One and Two thereto, dated November 19, 1993 and December 9, 1993, respectively (Incorporated by reference to Exhibits 10.1 through 10.3 to the Company's Current Report on Form 8-K for an event dated December 10, 1993)

10.9 Trademark Security Agreement dated December 9, 1993 between Berlex and the Company (Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K for an event dated December 10,
           1993)

10.10 Supply and Distribution Agreement dated December 9, 1993 between Berlex and the Company (Incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K for an event dated December 10, 1993)

10.11 Form of Plan of Merger dated as of January 31, 1994 between Doak and the Company (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K for an event dated February 14,
           1994)

10.13 Consulting Agreement dated as of January 31, 1994 between the Company and Dr. Krafchuk (Incorporated by references to Exhibit 10.3 to the Company's Current Report on Form 8-K for an event dated February 14,
           1994)

10.14 Consulting Agreement dated as of January 31, 1994 between the Company and Mrs. Krafchuk (Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K for an event dated February 14,
           1994)

10.15 Lease Modification Agreement dated as of February 1994 between Dermkraft, Inc. and Doak (Incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K for an event dated February 14, 1994)

10.16 Purchase and Assignment Agreement between Upjohn and the Company (Incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993)

10.17 Amendment No. 4 dated January 6, 1996 to the Asset Purchase Agreement dated November 10, 1993 between Berlex Laboratories, Inc. and the Company (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K for an event dated January 5, 1996)

10.18 Security Agreement dated as of January 5, 1995 between the Company and Berlex Laboratories, Inc. (Incorporated by reference to Exhibit
           10.2 to the Company's Current Report on Form 8-K for an event dated January 5, 1996)

10.19 Amendment to Trademark Security Agreement dated as of January 5, 1995, between the Company and Berlex Laboratories, Inc. (Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K for an event dated January 5, 1996)

10.20 Settlement Agreement dated as of September 30, 1996 among the Company, Stiefel Canada, Inc., Trans CanaDerm, Inc. and Louis Vogel et al. (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K for an event dated September 30, 1996)

10.21 Amendment No. 5 dated as of December 23, 1996 to the Asset Purchase Agreement between the Company and Berlex (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K for an event dated December 23, 1996)

10.22      Security  Agreement and  subsidiary  Security  Agreement  dated as of
           December 23, 1996 among Doak Dermatologics, Inc. and Berlex (Incorporated by reference to Exhibit 10.2 to the Company Current Report on Form 8-K for an event dated December 23, 1996)

10.23 Confession of Judgment from the Company and Doak Dermatologics, Inc. with respect to the March 1997 payment (Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K for an event dated December 23, 1996)

10.24 Amendment No. 6 to Asset Purchase Agreement dated as of September 19, 1997 between the Company and Berlex

10.25 Warrant to Purchase up to 750,000 Shares of Class A Common Stock of the Company issued to Berlex

10.26 Loan and Security Agreement dated as of September 19, 1997 among CIT, the Company, Doak, Bradley Pharmaceuticals (Canada), Inc. and Bradley Pharmaceuticals Overseas, Ltd.

10.27 Assignment, Security Agreement and Mortgage - Trademarks and Patents, dated as of September 19, 1997 between Doak and CIT

10.28 Assignment, Security Agreement and Mortgage - Trademarks, dated as of September 19, 1997 between Doak and CIT

10.29      Guaranty dated September 19, 1997 of Daniel Glassman issued to CIT

21.1       Subsidiaries of the Registrant (Incorporated by reference to Exhibit
           21.1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996)

23.2       Consent of Grant Thornton LLP (page II-9)

24.1       Power of Attorney (page II-6)



Item 17.        Undertakings.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes:


     (1) To file,  during any period in which  offers or sales are being made of
the  securities   registered   hereby,  a   post-effective   amendment  to  this
Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, New Jersey, on the 8th day of April, 1999.

                                               BRADLEY PHARMACEUTICALS, INC.


                                               By:   /s/ Daniel Glassman
                                                  --------------------------
                                                   DANIEL GLASSMAN
                                                   Chairman of the Board


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Glassman, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and to the file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do an perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature                      Title                              Date
---------                      -----                              ----

/s/ Daniel Glassman            Chairman of the Board              April 8, 1999
--------------------------     President and Chief
Daniel Glassman                Executive Officer

/s/ Iris S. Glassman           Treasurer and Director             April 8, 1999
--------------------------
Iris S. Glassman


/s/ David H. Hillman           Secretary and Director             April 8, 1999
--------------------------


/s/ Philip W. McGinn, Jr.      Director                           April 8, 1999
--------------------------
Philip W. McGinn, Jr.


/s/ Seymour I. Schlager        Director                           April 8, 1999
--------------------------
Seymour I. Schlager


/s/ Alan G. Wolin              Director                           April 8, 1999
--------------------------
Alan G. Wolin

                                                                       Exhibit 5
           Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP
                           Metro Corporate Campus One
                                  P.O. Box 5600
                            Woodbridge, NJ 07095-0988
                                 April     , 1999

Bradley Pharmaceuticals, Inc.
383 Route 46 West
Fairfield, New Jersey 07004

           Re:   Bradley Pharmaceuticals, Inc.

Gentlemen:

            We have acted as counsel to Bradley Pharmaceuticals, Inc., a Delaware Corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (Registration No. 333- ), covering the registration of 2,270,000 shares of common stock, par value $.01 per share ("Common Stock"). We have been asked to issue an opinion as to whether the Common Stock being registered will, when sold, be legally issued, fully paid, non-assessable, and binding obligations of the Company.

           As counsel to the Company, we have examined the Certificate of Incorporation and By-Laws, as amended to date, and other corporate records of the Company and have made such other investigations as we have deemed necessary in connection with the opinion hereinafter set forth. We have relied, to the extent we deem such reliance proper, upon certain factual representations of officers and directors of the Company given in certificates, in answer to our written inquiries and otherwise, and, although we have not independently verified all of the facts contained therein, nothing has come to our attention that would cause us to believe that any of the statements contained therein are untrue or misleading.

           In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us. We have assumed that the corporate records of the Company furnished to us constitute all of the existing corporate records of the Company and include all corporate proceedings taken by it.

           Based solely upon and subject to the foregoing, we are of the opinion that the shares of Common Stock are duly authorized, issued and full paid and non-assessable, and the issuance of such shares by the Company is not subject to any preemptive or similar rights.

           We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                                Very truly yours,

                                                Greenbaum, Rowe, Smith,
                                                Ravin, Davis & Himmel LLP

                                                                      EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated March 9, 1999 accompanying the consolidated financial statements of Bradley Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-KSB for the year ended December 31, 1998 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP





Parsippany, New Jersey
April 7, 1999